UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 25, 2014

Gordmans Stores, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34842	27-317987
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1926 South 67th Street, Omaha, Nebraska	68106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 691-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Jeffrey J. Gordman

On March 25, 2014, Gordmans Stores, Inc. (the “Company”) issued a press release announcing that Jeffrey J. Gordman has tendered his resignation as President, Chief Executive Officer and Secretary, and a member of the Board of Directors of the Company, and is retiring in order to spend more time with his family as well as to pursue outside interests, effective immediately. Mr. Gordman has not expressed any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Under the terms of his employment agreement, Mr. Gordman will receive severance in an amount equal to Mr. Gordman’s annual base salary as in effect on the date of his retirement, payable in equal installments over a twelve (12) month period in accordance with the Company’s normal payroll practices. In addition, Mr. Gordman will be entitled to participate in the Company’s group medical and dental benefits plan for twelve months, with premiums paid by the Company.

Appointment of T. Scott King

Effective as of March 24, 2014, the Board appointed T. Scott King, the current Chairman of the Board, to serve as the Interim President, Chief Executive Officer and Secretary of the Company. The Board will immediately commence a search to hire a permanent President, Chief Executive Officer and Secretary. Detailed biographical information for Mr. King, who currently serves as the Chairman of the Board of the Company, is described in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 19, 2013.

In connection with the appointment of Mr. King as its Interim President, Chief Executive Officer and Secretary, the Company entered into an agreement with Mr. King. The agreement provides for “at will” employment with a monthly salary of approximately $58,000. While serving as Interim President, Chief Executive Officer and Secretary, Mr. King shall not receive compensation for his service as a director other than reimbursement for all reasonable out-of-pocket expenses incurred in connection with his service as a member of the Board. Mr. King will take an unpaid leave of absence from his position at Sun Capital Partners during his service as interim President, Chief Executive Officer and Secretary of the Company.

Immediately prior to his appointment as the Company’s Interim President and Chief Executive Officer, Mr. King was the Chair of the Company’s Compensation Committee, and also a member of the Company’s Nominating and Corporate Governance Committee. However, as a result of his new duties, he has ceased to be independent under the NASDAQ Stock Market (“NASDAQ”) listing standards for director independence. Accordingly, the Board has appointed Jason H. Neimark to succeed him as the Chair of the Compensation Committee. At this time, the vacancy created on each of the Compensation Committee and Nominating and Corporate Governance Committee shall not be filled.

Mr. King has 30 years of operating experience in the consumer, industrial, and retail marketplace. Mr. King is a Senior Managing Director with Sun Capital Partners. Prior to joining Sun Capital Partners in 2003, Mr. King was CEO of Waterlink, a manufacturer of water treatment systems, and was President of the $1 billion Consumer Brands Division of the Sherwin Williams Company from 1992 to 1998. Mr. King graduated from the State University of New York at Oswego with a Bachelor of Arts degree in Business and serves on the Board of Advisors of its Business School.

Board Committees

As a result of these changes, the Committees of the Board now consist of the following directors:

Audit Committee

Kenneth I. Tuchman, Chair

Stewart M. Kasen

James A. Shea

Compensation Committee

Jason H. Neimark, Chair

Donald V. Roach

Nominating and Governance Committee

Donald V. Roach, Chair

T. Scott King

Each of the members of these Committees has been determined by the Board of Directors to be an independent director in accordance with NASDAQ listing standards.

A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release of Gordmans Stores, Inc., dated March 25, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2014	GORDMANS STORES, INC.

	By:	/s/ Michael D. James
Michael D. James
Title: Chief Financial Officer, Senior Vice President, Treasurer and Assistant Secretary